Exhibit 99.1

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

X
Retrophin, Inc.,			:
			:	Case No.
		Plaintiff,	:
:
	v.		:	COMPLAINT
:
Martin Shkreli,			:
:
		Defendant.	:
X

Retrophin, Inc. (“Retrophin” or the “Company”), by its counsel Cooley LLP, brings this Complaint against Martin Shkreli, its founder and former CEO, for repeatedly breaching his duty of loyalty to Retrophin. Retrophin seeks $65 million in damages and disgorgement of the compensation that Shkreli received from Retrophin, including pursuant to his employment contract dated December 16, 2013 (the “Employment Agreement”), option agreement dated December 16, 2013 (the “Option Agreement”), and the option grant dated February 24, 2014 (the “February 2014 Option Grant”).

The allegations in this Complaint are made on information and belief based on, among other things, a review of the Company’s records. Shkreli did not agree to be interviewed by Cooley LLP in connection with its pre-filing investigation of the matters covered in this Complaint.

Statement of the Case

1. Retrophin is a publicly-held biopharmaceutical company focused on the development of therapies for the treatment of serious, catastrophic, or rare diseases.

2. Retrophin was formed in March 2011, as Retrophin, LLC, a Delaware limited liability company. In September 2012, Retrophin was incorporated as a Delaware corporation called Retrophin, Inc. In December 2012, Retrophin entered into a reverse merger with Desert

Gateway, Inc. (“Desert Gateway”), a publicly-traded Delaware shell corporation (the “Reverse Merger”). As a result, Retrophin has been a publicly-held Delaware corporation since December 17, 2012.

3. Retrophin brings this case against its founder, Martin Shkreli, for repeatedly breaching his duty of loyalty to Retrophin. At all relevant times, Shkreli was the President or CEO of Retrophin, and a member of its board of directors (the “Board”). He was also the manager of a group of hedge funds that he started before founding Retrophin (the “MSMB Funds”). On September 30, 2014, the Retrophin Board decided to replace Shkreli as CEO. On October 13, 2014, Shkreli resigned his positions with the Company. After leaving Retrophin, Shkreli founded a biopharmaceutical company called Turing Pharmaceuticals, where he serves as the Executive Chairman.

4. Directors and officers of a company incorporated under Delaware law owe the corporation a duty of loyalty. That duty requires them to act in good faith and to refrain from putting their personal interests ahead of the interests of the corporation. Directors and officers of a Delaware corporation cannot use their power over corporate property and processes to benefit themselves. Delaware law requires a director or officer who seeks to engage in a transaction that benefits him personally to fully disclose his self-interest to his board of directors, even if he believes that the transaction is in the best interests of the corporation. Failure to do so results in a breach of the duty of loyalty. Even when a company’s board of directors is fully informed of and authorizes a self-dealing transaction – which is not the case with the transactions at issue here – the transaction must not be unfair to the company, either as a matter of process or price.

5. Under Delaware law, a director or officer who breaches his duty of loyalty should be required to compensate the company for any damages that the company sustained as a result of his misconduct. Such damages are to be liberally calculated and any uncertainty as to the amount is resolved against the wrongdoer. The director or officer should also be required to forfeit any assets he obtained or pay the company the current market value of such assets.

6. Under New York law, which governs the terms of Shkreli’s employment, Shkreli was prohibited from acting in any matter inconsistent with his agency or trust, and was bound at all times to exercise the utmost good faith and loyalty in the performance of his duties for Retrophin. A “faithless servant” is not entitled to compensation or post-separation benefits, and can be required to disgorge all the compensation and benefits he received from the company during his period of disloyalty.

7. Shkreli was the paradigm faithless servant. Starting sometime in early 2012, and continuing until he left the Company, Shkreli used his control over Retrophin to enrich himself, and to pay off claims of MSMB investors (who he had defrauded). Shkreli’s self-dealing schemes include:

(a) Causing Retrophin to enter into settlement agreements with seven defrauded MSMB investors (Lindsay Rosenwald, Richard Kocher, Sarah Hassan, Spencer Spielberg, David Geller, Michael Lavelle and Schuyler Marshall) to resolve their claims about the returns they received on their MSMB investments. See generally ¶¶59-76 and ¶¶81-89, infra. As a result of these agreements, Retrophin paid out $2.8 million in cash and issued 11,000 Retrophin shares, and Shkreli diverted an additional 47,610 Retrophin shares for the benefit of himself and his MSMB Funds, resulting in a benefit to him and to them of more than $4.5 million (at current market prices).1

[1]	According to Nasdaq records, Retrophin closed at $29.58 on the afternoon of Friday, August 14, 2015.

(b) Causing Retrophin to enter into sham consulting agreements with three other defrauded MSMB investors (Alan Geller, Steven Rosenfeld and Darren Blanton) to resolve their claims about the returns they received on their MSMB investments. As a result of these agreements, Retrophin paid out $200,000 in cash and issued 581,000 Retrophin shares, resulting in a benefit to Shkreli and his MSMB Funds of more than $17.3 million (at current market prices). See generally ¶¶90-95, ¶¶108-117 and ¶¶118-127, infra.

(c) Using a Retrophin corporate opportunity – the Company’s opportunity to allocate 2.4 million unrestricted shares in the Reverse Merger entity (i.e., the “Fearnow Shares”)2 – to induce two Retrophin employees to give 90,000 of their Retrophin shares to him. Those shares were multiplied as a result of the Reverse Merger (i.e., exchanged for a larger number of Retrophin shares). As a result, the 90,000 shares became 450,000 Retrophin shares, and are worth more than $13.3 million at current market prices.3 See generally ¶¶27-39, infra.

(d) Causing individuals who were allocated Fearnow Shares in connection with the Reverse Merger to subsequently transfer a portion of their Fearnow Shares to Shkreli or persons designated by Shkreli to satisfy obligations that he had to them as a result of their investment in the MSMB funds. These 150,000 shares are worth more than $4.4 million at current market prices. See generally ¶¶63-69 (Shkreli, Rosenwald and Kocher) and ¶¶128-138 (Thomas Koestler).

(e) Unilaterally recharacterizing a $900,000 investment that a MSMB Fund made in equity securities of Retrophin as a “loan,” causing Retrophin to pay off that “loan” with

[2]	As explained more fully below, the Fearnow Shares were issued pursuant to a convertible note held by Troy Fearnow; Retrophin had the opportunity to allocate these shares in connection with the Reverse Merger. See generally ¶¶27-39, infra.
[3]

Retrophin shareholders received five shares of the post-merger entity for each of their shares of pre-merger Retrophin common stock, and seven shares of the post-merger entity for each of their shares of pre-merger Retrophin Series A stock.

interest, and then using the “loan” proceeds together with other funds misappropriated from Retrophin to satisfy a settlement agreement with Merrill Lynch concerning a trade made by a MSMB Fund. See generally ¶¶47-58, infra.

(f) Using funds raised by Retrophin in a private investment in public equity (“PIPE”) transaction in February 2013 (the “February PIPE”) to make a personal investment in that PIPE and thereby acquire 180,000 shares worth over $5.3 million today. See generally ¶¶40-46, infra.

(g) Using Retrophin assets to resolve a non-Retrophin obligation to Lee Yaffe. See generally ¶¶40-46, infra.

(h) Causing Retrophin to pay vendors for obligations incurred by MSMB Funds. See generally ¶¶139-144, infra.

(i) Causing Retrophin to sue a Fearnow Share recipient (John Doe)4 in order to obtain Doe’s 50,000 Fearnow Shares for himself. Those shares are worth more than $1.4 million at current market prices. See generally ¶¶145-157, infra.

(j) Using litigations commenced by two former Retrophin employees (Jackson Su and Chun Yi Huang) in an effort to obtain their Retrophin shares for himself at Retrophin’s expense. The shares Shkreli obtained from Su are worth more than $3.7 million at current market prices. See generally ¶¶158-170, infra.

(k) Causing the Company to breach a series of agreements in connection with a convertible note offering because it was in his self-interest to do so. See generally ¶¶171-181, infra.

[4]	“John Doe” is a pseudonym employed because of a confidentiality agreement.

8. Through these schemes, Shkreli obtained over $5.6 million in cash and Retrophin shares or the use of Retrophin shares worth over $59 million (at current market prices).

Parties, Jurisdiction and Venue

9. Plaintiff Retrophin, Inc. is a Delaware corporation with its principal place of business in San Diego, California.

10. Defendant Martin Shkreli is a citizen of New York, New York.

11. This Court has subject matter jurisdiction under 28 U.S.C. § 1332 because there is complete diversity of citizenship between Plaintiff and Defendant, and the amount in controversy exceeds $75,000, exclusive of costs and interests.

12. Jurisdiction over Shkreli is proper because he is a citizen of New York.

13. Venue is proper in this district under 28 U.S.C. § 1391(b) because a substantial part of the events giving rise to these claims occurred in this district.

Background: The MSMB Funds and the SEC Investigation

14. Much of Shkreli’s self-dealing related to the MSMB Funds. Accordingly, we first describe the MSMB Funds and their relationship to the self-dealing transactions at issue in this Complaint.

15. In or about 2009, Shkreli founded MSMB Capital Management LP, a hedge fund and private-equity firm focused on healthcare investments (“MSMB Capital”). Shkreli ran MSMB Capital and other funds he established under the MSMB umbrella through MSMB Capital Management LLC (“MSMB Management”). Shkreli was the sole managing member of MSMB Management.

16. In or about February 2011, Shkreli caused MSMB Capital to make a disastrous trade with Merrill Lynch (the “Orex Trade”). MSMB Capital lost over $7 million, and was left virtually bankrupt. Shkreli did not tell his MSMB Capital investors that he had lost all their money as a result of the Orex Trade.

17. Shortly after the Orex Trade, Shkreli formed MSMB Healthcare LP (“MSMB Healthcare”) and Retrophin. Shkreli created these entities so that he could continue trading after MSMB Capital became insolvent and to create an asset that he might be able to use to placate his MSMB Capital investors.

18. On or about September 10, 2012, Shkreli sent an email to the investors in MSMB Capital and MSMB Healthcare telling them he planned to devote all his time to Retrophin and would be dissolving MSMB Capital and MSMB Healthcare. Shkreli told them that the original MSMB Capital investors “have just about doubled their money net of fees,” and he included a “Monthly Net Performance” chart which seemed to back up that representation. But that chart was false. As described above, investments in MSMB Capital had been wiped out by the Orex Trade.

19. In the same email, Shkreli represented that all MSMB Healthcare or MSMB Capital investors could redeem their investments in their choice of cash or Retrophin stock by the end of October 2012. But Shkreli did not make the promised distribution. Indeed, as of September 10, 2012, MSMB Capital was insolvent. MSMB Healthcare had a substantial investment in Retrophin, but little, if any, cash.

20. Following Shkreli’s investor letter, multiple MSMB investors complained about Shkreli’s lack of transparency and failure to redeem them as he had promised. For example, in or about December 2012, Steven Rosenfeld, a MSMB Healthcare investor, contacted Shkreli, asking about the “redemptions for MSMB” and wanting to know “when he would get his money back.” In or about January 2013, Spencer Spielberg, another MSMB Healthcare investor, told

Shkreli that “I have zero idea how much equity I have with MSMB, Retrophin and the other investments,” and asked, “When can I expect to get some clarification???” At least one MSMB investor complained to the SEC.

21. In the fall of 2012, the SEC opened an investigation entitled “In the Matter of MSMB Capital Management LLC Valuation” (the “SEC Investigation”). On or about October 1, 2012, the SEC issued a subpoena to MSMB Management asking for documents showing MSMB Capital and MSMB Healthcare’s assets under management. In response, Shkreli created a “Schedule of Funds Managed by MSMB” which showed that MSMB Capital had $2,600,000 in assets under management as of November 4, 2012, the date of Shkreli’s submission to the SEC. In fact, MSMB Capital had no assets under management.

22. Having advised the SEC that MSMB Capital had $2,600,000 in assets under management, Shkreli decided to create the appearance that his representation was true by giving Retrophin stock to MSMB Capital. Rather than use his own stock, Shkreli induced two Retrophin employees (Thomas Fernandez and Kevin Mulleady) to deliver 90,000 of their Retrophin shares to him in exchange for a promise of Fearnow Shares –i.e., unrestricted shares in Desert Gateway, the Reverse Merger entity.5 Those 90,000 shares were multiplied to 450,000 shares after the Reverse Merger. Shkreli transferred 75,000 of those shares (375,000 shares after the Reverse Merger) to MSMB Capital. The documents effecting these transactions were back-dated to July 1, 2012 to create the misimpression that Shkreli’s representation to the SEC was true. See generally ¶¶14-39, infra.

[5]	As part of the Reverse Merger, which was then in the planning stages, Retrophin was to acquire the ability to allocate 2.4 million unrestricted shares in Desert Gateway (the “Fearnow Shares”). Those shares, which were eventually transferred to a small coterie of Retrophin insiders chosen by Shkreli (the “Fearnow Share Recipients”), became Retrophin shares as part of the Reverse Merger. See generally ¶¶27-39, infra.

23. Shkreli also filed a false Form 13D stating that MSMB Capital’s shares in Retrophin were obtained with working capital, when, in fact, they were obtained through the back-dated, self-dealing share exchange described above.

24. Shkreli also had to contend with Merrill Lynch, which had sued him and MSMB Capital in connection with the Orex Trade (the “Merrill Lynch Arbitration”). Shkreli and MSMB Capital had entered into a settlement agreement with Merrill Lynch that required Shkreli and MSMB Capital to execute confessions of judgment in favor of Merrill Lynch. The confessions of judgment would not be filed if Shkreli and MSMB Capital timely paid the agreed-upon settlement amount. Shkreli funded the Merrill Lynch settlement – and avoided the filing of the confessions of judgment – by causing a $900,000 investment in Retrophin equity securities made by MSMB Healthcare to be recharacterized as a “loan,” causing the “loan” to be repaid with interest, and using the “loan” proceeds together with other money taken from Retrophin to pay Merrill Lynch. See generally ¶¶47-58, infra.

25. In the spring of 2013, Shkreli attempted to redeem his MSMB Capital and MSMB Healthcare investors by distributing Retrophin stock to them. Contrary to what he represented to them in September 2012 (¶¶18-19), the MSMB investors were not given the option to take cash. Ten MSMB investors ultimately threatened to sue Shkreli, report him to regulators, and contact the media unless he gave them more for their MSMB investments. Shkreli caused Retrophin to enter into settlement agreements and sham consulting agreements with those investors to resolve their claims about their returns on their MSMB investments. All told, Retrophin paid over $2.7 million in cash and issued over 590,000 shares of Retrophin stock to appease these ten MSMB investors. See generally ¶¶59-95 and ¶¶108-127, infra.

26. Shkreli also caused Retrophin to pay third party vendors for services billed to MSMB. See generally ¶¶139-144, infra.

October 2012-December 2012: The Reverse Merger and Shkreli’s

Misuse of Retrophin’s Opportunity to Allocate Shares Belonging to

Troy Fearnow to Obtain a Benefit (450,000 Retrophin Shares) for Himself

27. Sometime in or about October 2012, Shkreli decided to take Retrophin public through a reverse merger with a public shell. He was introduced to a company called the “Go Public Institute,” operated by Michael Fearnow, which had a suitable shell called Desert Gateway.

28. Michael Fearnow told Shkreli that the Desert Gateway shell included the opportunity to allocate freely-tradable Desert Gateway shares issuable upon the conversion of a convertible note held by a relative, Troy Fearnow (the “Fearnow Shares”).

29. Retrophin agreed to pay $200,000 to Michael Fearnow for Desert Gateway and for the right to obtain 2.4 million Fearnow Shares. Fearnow Shares were especially valuable as they would initially be the only freely-tradable shares of the post-merger entity.

30. At first, Shkreli planned to allocate over one million Fearnow Shares to himself. However, Fearnow Shares distributed to Shkreli would have lost their freely-trading character under 17 C.F.R. § 230.144 (“Rule 144”) due to Shkreli’s status as an “affiliate” of Retrophin. Ultimately, Shkreli decided to allocate the Fearnow Shares to seven close personal associates: Thomas Fernandez, Kevin Mulleady, Marek Biestek, Edward Sullivan, Andrew Vaino, Ronald Tilles, and John Doe (the “Fearnow Share Recipients”). In the hands of the Fearnow Share Recipients, the Fearnow Shares would be freely-tradable.

31. All the arrangements relating to the allocation of the Fearnow Shares to the Fearnow Share Recipients were handled by Shkreli and Retrophin’s then outside counsel, which negotiated the documents necessary to make the shares freely tradable in the hands of the

Fearnow Share Recipients (during the relevant time period, Retrophin’s then outside counsel simultaneously represented Retrophin and the MSMB Funds, as well as Shkreli). The Fearnow Share Recipients had no direct communications with the Fearnows about the transaction, and paid no consideration apart from the nominal price of $0.001 per share.

32. Retrophin’s Board did not approve the allocation of the Fearnow Shares to the Fearnow Share Recipients.

33. Retrophin was exceedingly short of cash in December 2012, and paid only half of the agreed-upon consideration for the Reverse Merger. Accordingly, Shkreli and the Fearnows agreed that 400,000 Fearnow Shares would remain in Troy Fearnow’s name pending Retrophin’s payment of the remaining $100,000 (the “Fearnow Escrow Shares”).

34. Shkreli used the opportunity to acquire Fearnow Shares – a Retrophin corporate opportunity – to obtain a benefit for himself from Fernandez and Mulleady. Shkreli induced them to transfer Retrophin shares he had previously given to them to him in exchange for the opportunity to acquire Fearnow Shares. Shkreli confirmed that arrangement to Fernandez in an email: “You will surrender all of your stock to me and have zero[.] [Y]ou will buy from [T]roy [F]earnow, for a nominal amount (<$1,000 US Dollars) approximately 5% of the post-merger outstanding common shares of Retrophin.”

35. Pursuant to that arrangement, in or about the last week of November or the first week of December 2012, Fernandez signed a “Transfer and Donee Representation Letter” transferring 50,000 Class A Common Retrophin, LLC shares to Shkreli. On or about November 30, 2012, Mulleady signed a “Transfer and Donee Representation Letter” transferring 10,000 Class B Common Retrophin, LLC shares to Shkreli. Mulleady also signed an “Acknowledgment” that a previous transfer of shares from Shkreli to Mulleady was void, which had the effect of transferring an additional 30,000 Class A Common Retrophin, LLC shares back to Shkreli.

36. Shkreli caused the Acknowledgment and both Transfer and Donee Representation Letters to be back-dated to July 1, 2012. Shkreli then transferred 75,000 of the 90,000 shares he received to MSMB Capital via a “Transfer and Donee Representation Letter” that he back-dated to July 1, 2012. The purpose of the back-dated transfer to MSMB Capital was to create the false appearance that MSMB Capital had assets under management as of November 4, 2012 (see generally ¶¶14-36, supra).

37. The shares that Mulleady and Fernandez transferred to Shkreli (and that Shkreli transferred to MSMB Capital) were exchanged for a larger number of shares as a result of the Reverse Merger. As a result, Shkreli received a benefit equal to 450,000 shares of the post-merger entity, worth $13.3 million at current market prices.

38. Shkreli did not obtain Board approval for the transactions whereby Mulleady and Fernandez “swapped” their existing Retrophin stock for Fearnow Shares.

39. Shkreli’s use of a Retrophin corporate opportunity to extract 90,000 Retrophin shares from Fernandez and Mulleady was a breach of his duty of loyalty to Retrophin.

February 2013: Shkreli’s Investment in the February PIPE

40. Although Shkreli had taken Retrophin public, it was in dire need of funds. As of February 12, 2013, Retrophin had less than $20,000 in cash in its bank accounts.

41. In or about February 2013, Retrophin endeavored to raise funds by making a private offering of shares and warrants (the “February PIPE”). Shkreli represented to a key investor that the February PIPE would raise at least $10 million.

42. As the date for closing the February PIPE approached, Shkreli had not raised $10 million. Shkreli represented to that investor that he would contribute the difference.

43. When push came to shove, however, Shkreli decided to use Retrophin’s money to fill out the PIPE. After receiving the first proceeds from PIPE investors, Shkreli caused Retrophin to wire $820,814 of those proceeds to himself and two other Retrophin employees (Marek Biestek and Thomas Fernandez). Later that same day, Shkreli caused most of those funds to be reinvested in the PIPE. Shkreli thus recycled nearly $1 million of Retrophin’s outside investors’ money in the PIPE, depriving Retrophin of the full $10 million investment, and enriching himself at Retrophin’s expense.

44. Specifically, on February 14, 2013, Shkreli caused Retrophin to wire $412,416.68 to his personal bank account, $277,667 to Biestek’s personal bank account, and $130,730.60 to Fernandez’s personal bank account. On February 14, 2013, Shkreli and Biestek invested $360,000 and $250,200 respectively in the PIPE. On February 19, 2013, Fernandez invested $121,578 in the PIPE.

45. Shkreli received 120,000 shares of Retrophin stock and warrants to purchase an additional 60,000 shares in exchange for his investment, Biestek received 83,400 shares of Retrophin stock and warrants to purchase an additional 41,700 shares; Fernandez received 40,526 shares of Retrophin stock and warrants to purchase an additional 20,263 shares.

46. By using PIPE proceeds to fund personal investments in the PIPE, Shkreli avoided having to invest $731,778 of his own funds in the PIPE. He also obtained investments in the PIPE for himself, Fernandez and Biestek. The investment made by Shkreli alone in the PIPE would be worth more than $5.3 million today. This conduct was a clear breach of Shkreli’s duty of loyalty to Retrophin, and the benefits Shkreli received are subject to disgorgement under Delaware law.

November 2012-March 2013: Shkreli’s Recharacterization of

MSMB Healthcare’s $900,000 Equity Investment in Retrophin as a Loan

and His Use of the “Loan” Proceeds to Pay the Merrill Lynch Settlement

47. In 2011, Merrill Lynch commenced an arbitration against Shkreli, MSMB Capital, and Biestek stemming from the disastrous Orex Trade.

48. The Merrill Lynch Arbitration was settled in September 2012. As part of the settlement, Shkreli signed confessions of judgment in favor of Merrill Lynch on behalf of himself personally and MSMB Capital, each in the amount of $7,037,905.

49. Under the settlement agreement, Shkreli and MSMB Capital agreed to pay a substantial amount of cash in exchange for Merrill Lynch’s agreement not to file the confessions of judgment. The settlement agreement gave Shkreli and MSMB Capital flexibility over the time of payment. They could choose to pay a lump sum of $1,350,000 by December 15, 2012, and be done. Alternatively, they could pay $1,000,000 on December 15, 2012, followed by additional payments on subsequent dates.

50. Neither MSMB Capital nor Shkreli had enough money to make the settlement payments to Merrill Lynch. Accordingly, Shkreli decided to use Retrophin assets to pay Merrill Lynch, and forestall the filing of the $7,037,905 confessions of judgment.

51. To that end, in or around November 2012, Shkreli caused Retrophin to “recharacterize” a $900,000 equity investment that MSMB Healthcare had made in Retrophin as an interest-bearing loan, caused a backdated promissory note to be created, and caused the 22,500 Retrophin shares that had been issued to MSMB Healthcare to be deleted from Retrophin’s capitalization table.

52. Shkreli obtained a short extension of the December 15, 2012 deadline from Merrill Lynch in exchange for a payment of $67,500 ($1,500 of which was paid by Retrophin directly to Merrill Lynch). Shkreli negotiated for and obtained a second extension in January

2013. The second extension required Shkreli to pay $125,000 to Merrill Lynch by January 15, 2013, or within a “cure” period of five days thereafter. On January 18, 2013, Shkreli caused Retrophin to wire $150,000 to MSMB Healthcare. Shkreli caused MSMB Healthcare to use $125,000 of these funds to pay for the second extension, which gave Shkreli until March 1, 2013 to pay the $1.35 million.

53. In March 2013, Merrill Lynch threatened to file the confessions of judgment unless Shkreli either paid the settlement amount (plus penalties), or paid $250,000 to obtain a third extension. By then, the February PIPE had closed, and Retrophin had cash that Shkreli could misappropriate to pay Merrill Lynch.

54. On or about March 4, 2013, Shkreli caused Retrophin to (a) transfer $773,000 to an MSMB Healthcare bank account and (b) transfer $575,000 to his personal bank account.

55. Shkreli caused Retrophin to treat the $150,000 and $773,000 payments to MSMB Healthcare as repayment of the recharacterized $900,000 “loan.”

56. On or about March 4, 2013, Shkreli wire-transferred $575,000 from his personal bank account and $775,000 from a MSMB Healthcare account to Merrill Lynch in satisfaction of the settlement agreement.

57. Retrophin’s Board did not authorize the recharacterization of MSMB Healthcare’s equity investment as a loan, or the $575,000 cash advance to Shkreli.

58. By causing Retrophin to recharacterize MSMB Healthcare’s subscription as a loan, repay such loan with interest, and pay Shkreli a cash advance – all for his own benefit and for the benefit of MSMB Capital – Shkreli engaged in self-dealing and breached his duty of loyalty to Retrophin.

February 2013-June 2013: Shkreli Causes Retrophin to Enter

into Six Settlement Agreements to Satisfy Defrauded MSMB Investors

59. On or about February 19, 2013, Shkreli caused MSMB Capital to distribute the Retrophin stock it held to its investors on a pro rata basis. On or about March 12, 2013, Shkreli caused MSMB Healthcare to distribute the Retrophin stock it held to its investors on a pro rata basis. Contrary to what he said in his September 10, 2012 email (see ¶19), Shkreli did not give his MSMB investors the choice to be redeemed in cash. Moreover, the Retrophin shares he gave them were restricted; they could not be sold on the public market until a registration statement was filed and took effect, or until December 18, 2013, the one-year anniversary of the public announcement of the Reverse Merger.

60. On or about February 19, 2013, attorneys for MSMB Capital investor Lindsay Rosenwald wrote to Shkreli alleging that “you recently liquidated and converted Dr. Rosenwald’s investment in MSMB Capital into shares of Retrophin stock without Dr. Rosenwald’s authority or consent,” and threatened to sue Shkreli, MSMB Capital, and Retrophin. Within days, Shkreli had agreed to give Rosenwald 80,000 freely-trading shares of Retrophin stock, which was documented in an agreement dated March 14, 2013 (the “Rosenwald Settlement Agreement”).

61. At the time Shkreli made the agreement with Rosenwald, the Fearnow Shares were the only freely-trading shares of Retrophin, and Shkreli did not own any of them. Accordingly, Shkreli determined to obtain Fearnow Shares from the Fearnow Share Recipients to pay Rosenwald. To that end, on or about February 26, 2013, when Retrophin paid the remaining $100,000 in Reverse Merger consideration, Shkreli directed Michel Fearnow not to distribute the Fearnow Escrow Shares to the Fearnow Share Recipients.

62. On or about March 15, 2013, Richard Kocher, an investor in MSMB Healthcare, complained to Shkreli about the redemption of his MSMB investment: “For some reason you are giving me Retrophin Stock that is not tradable and is worth around a quarter of what I am owed. . . . I have already been in touch with coun[sel] that is versed in this kind of litigation. You should be hearing from them soon. . . . Also, I will make sure that this does go public and will also go to the appropriate agencies.”

63. To resolve Kocher’s complaints, Shkreli agreed to give Kocher 47,128 freely-trading shares of Retrophin stock and $123,711 in cash. That deal was documented in an agreement dated May 13, 2013, under which Retrophin was obligated to pay the cash (the “Kocher Settlement Agreement”).

64. Shkreli solved the problem of how to give Rosenwald and Kocher freely-trading Retrophin stock by inducing Sullivan, Biestek and Vaino to give up some or all of their Fearnow Escrow Shares.

65. Specifically, Shkreli induced Sullivan to transfer all 50,000 of his Fearnow Escrow Shares to Rosenwald, and Biestek to transfer 30,000 of his 50,000 Escrow Shares to Rosenwald.

66. Shkreli induced Andrew Vaino to give up all 50,000 of his Fearnow Escrow Shares in return for additional compensation in his employment agreement. On March 6, 2013, Shkreli wrote in an e-mail to Vaino: “Just so we’re clear. . . . You will forgo the ‘escrowed’ [F]earnow shares[.] You will receive a handsome stock option or RSU grant[.] Okay? Am I missing anything?” Vaino responded that Shkreli’s proposal was “fine.” Vaino transferred 47,128 of his shares to Kocher, and the remaining 2,872 shares to Shkreli.

67. The Rosenwald and Kocher Settlement Agreements required Rosenwald and Kocher to return the restricted Retrophin shares that MSMB had distributed to them. Shkreli could have mitigated the damage caused to Retrophin by his self-dealing with respect to the Rosenwald and Kocher Settlement Agreements by requiring that Rosenwald’s and Kocher’s restricted shares be turned over to Retrophin. But Shkreli did not do so. The Rosenwald Settlement Agreement required Rosenwald to deliver his shares “to Shkreli.” The Kocher Settlement Agreement required Kocher to deliver his shares to “the MSMB Entities.” Pursuant to these agreements, Rosenwald delivered 24,046 shares and Kocher delivered 23,563 shares. Shkreli and his MSMB Funds therefore received an additional 47,610 shares, even though Retrophin was funding the settlements with Rosenwald and Kocher.

68. Sullivan, Biestek and Vaino gave up their Fearnow Escrow Shares via “Purchase Agreement Amendments” prepared by outside counsel.

69. The Fearnow Shares were a corporate opportunity of Retrophin, purchased by Retrophin in connection with the Reverse Merger. If the Fearnow Share Recipients were willing to give up their Fearnow Escrow Shares, Retrophin should have gotten the benefit of that largesse, not Shkreli. Likewise, Vaino’s agreement to give up his Fearnow Escrow Shares to Shkreli and his designee (Kocher) should not have been part of the consideration for Vaino’s Retrophin employment agreement. By inducing Fearnow Share Recipients to give up stock they acquired because of their relationship with Retrophin for Shkreli’s benefit, Shkreli breached his duty of loyalty to Retrophin.

70. Other MSMB investors complained to Shkreli and convinced Shkreli to settle their claims. Between April 2013 and June 2013, Shkreli caused Retrophin to enter into settlement agreements with four more MSMB investors in which Retrophin agreed to make cash payments or issue Retrophin shares to resolve their complaints about the returns on their MSMB investments:

(a) On or about April 25, 2013, Shkreli caused Retrophin to enter into a Settlement Agreement with Sarah Hassan, an investor in MSMB Capital, that required Retrophin to pay Hassan $400,000 (the “Hassan Settlement Agreement”);

(b) On or about April 30, 2013, Shkreli caused Retrophin to enter into a Settlement Agreement with Spencer Spielberg, an investor in MSMB Healthcare, that required Retrophin to pay Spielberg $25,000 and issue him 6,000 Retrophin shares (the “Spielberg Settlement Agreement”);

(c) On or about May 30, 2013, Shkreli caused Retrophin to enter into a Settlement Agreement with David Geller, an investor in MSMB Healthcare, that required Retrophin to pay Geller $300,000 (the “Geller Settlement Agreement”); and

(d) On or about June 10, 2013, Shkreli caused Retrophin to enter into a Settlement Agreement with Michael Lavelle, an investor in MSMB Healthcare, which required Retrophin to pay Lavelle $1,355,000 and issue him 5,000 Retrophin shares (the “Lavelle Settlement Agreement”).

71. Each of these Settlement Agreements, as well as the Rosenwald and Kocher Settlement Agreements, was signed by Shkreli on behalf of Retrophin, and each contained a clause in which the settling investor released his or her claims against Shkreli and MSMB.

72. Shkreli did not seek the Board’s approval before entering into these Settlement Agreements, or disclose to the Board the benefit that he and MSMB received from them.

73. By causing Retrophin to enter into these Settlement Agreements for his own benefit and for the benefit of MSMB without disclosing the agreements to the Board or seeking Board approval, Shkreli engaged in self-dealing and breached his duty of loyalty to the Company.

74. But even if the Board had been informed of these Settlement Agreements and the benefit they conferred on Shkreli and MSMB, and authorized Shkreli to enter into them, Shkreli still breached his duty of loyalty to Retrophin.

75. The Settlement Agreements are entirely unfair to Retrophin. They required Retrophin to pay out large amounts of cash and shares to satisfy obligations that did not belong to Retrophin, and provided no benefit to Retrophin other than a release of claims relating to actions that Shkreli undertook in his capacity as the manager of the MSMB Funds.

76. All told, Retrophin paid $2,284,511 in cash, is owed over $200,000 in interest, issued 11,000 shares, forfeited 127,128 Fearnow Shares, and lost the opportunity to recover an additional 47,610 Retrophin shares, to settle the claims of these six disgruntled MSMB investors. At current market prices, the stock Shkreli used to satisfy his obligations to these investors would be worth over $5.4 million. Thus, by using Retrophin assets to resolve the claims of these MSMB investors, Shkreli obtained a benefit now worth over $7.9 million.

August 2013-September 2013: Retrophin’s

Auditors Learn of the MSMB Settlement Agreements

Causing Retrophin’s Public Filings to Be Restated and Amended

77. In or about August 2013, Retrophin’s auditors learned of the Settlement Agreements pursuant to which Retrophin had paid cash to MSMB investors (i.e., the five agreements that followed the Rosenwald Settlement Agreement). Retrophin’s auditors determined that these agreements were for the primary benefit of MSMB. As a result, Retrophin’s public filings had to be restated and amended.

78. As a result of questions raised by the auditors about the Settlement Agreements, Shkreli approved a memorandum that Retrophin delivered to its auditors, dated August 19, 2013,

which acknowledged that “[t]he objections raised by [the MSMB investors with whom Retrophin had settled] related solely to actions undertaken by MSMB and its related funds,” and that the MSMB settlements “should not have been assumed by the Company,”i.e., by Retrophin (the “Internal Controls Memorandum”). The Internal Controls Memorandum committed that “any future agreement that includes [Retrophin] and MSMB or any of [Shkreli’s] related funds will require the signature of the Chief Financial Officer of [Retrophin].”

79. In order to allay the auditors’ concerns, Shkreli caused MSMB Funds to execute indemnification agreements and promissory notes for the benefit of Retrophin with respect to the cash portions of the Settlement Agreements described above. At the time these promissory notes and indemnification agreements were drafted, there was a concern about whether the MSMB Funds would be able to pay these obligations. However, Shkreli created the impression that he would use his own assets to make sure that MSMB’s obligations were satisfied. For example, on or about September 4, 2013, Retrophin’s CFO emailed Retrophin’s auditors that “MSMB advised us that the managing member [i.e., Shkreli] provided documentation demonstrating that it owns securities with an estimated value in excess of $8 million.” On or about September 19, 2013, an outside investor asked what happened with the settlements, and Shkreli told him “I have 100% indemnified the company of these costs and the payments will be reversed in the near future.” At a March 20, 2014 meeting of Retrophin’s Audit Committee, Board members were informed of the “status of the Note receivable from MSMB Capital Management” and were informed by the CFO that the promissory notes would be repaid.

80. Despite Shkreli’s promises, the MSMB Funds did not pay the notes, or fulfill their obligations under the indemnification agreements.

August 2013: Shkreli Causes Retrophin to Enter into a

Seventh Settlement Agreement with a Defrauded MSMB

Investor Which He Disguises as a Settlement of a Retrophin Obligation

81. When the auditors got wind of the Settlement Agreements with the MSMB investors, Shkreli had been in the midst of negotiating a settlement with another defrauded MSMB Capital investor, Schuyler Marshall.

82. Shkreli and Marshall began settlement discussions in April 2013, and Shkreli asked the Company’s then outside counsel to document the settlement in late May.

83. Retrophin’s then outside counsel sent Marshall a draft settlement agreement on June 18, 2013. The draft was identical in all material respects to the agreements signed by Hassan, Lavelle, Spielberg, Kocher, and David Geller. It contemplated that Marshall would receive $300,000 in cash and 6,300 Retrophin shares and would release Shkreli, the MSMB Funds and Retrophin.

84. Shkreli delayed executing the agreement with Marshall as long as he could, but in August 2013, after Retrophin completed a $25 million PIPE, Marshall lost patience. Shkreli knew that neither the Board nor the Company’s auditors would allow Retrophin to foot the bill for another settlement with an MSMB investor.

85. Accordingly, Shkreli decided to disguise the Marshall settlement by splitting the agreement into two supposedly separate agreements. In the first agreement, Retrophin agreed to pay Marshall $300,000 in return for a release. The MSMB Funds were not parties to that agreement. In the second agreement, Shkreli agreed to give 6,300 Retrophin shares to Marshall in return for a release for him and the MSMB Funds. Retrophin was not a party to that agreement. In an email to Marshall sent later that day, Shkreli explained that “[a]fter exhaustive talks with our attorneys, there WILL be a revision to the agreement….The revision is simple – it merely removes MSMB as an obligor and references Retrophin alone. This is crucial….”

86. On August 29, 2013, Retrophin’s then outside counsel sent the two agreements to Marshall, explaining “The difference between these 2 agreements and the prior version is that we divided the prior version to separate Retrophin’s payment obligation and release from the delivery obligation and release of Martin and MSMB. Otherwise the agreements are the same.” Marshall executed the agreements that day, as did Shkreli on behalf of Retrophin (the “Marshall Settlement Agreement”).

87. The Marshall Settlement Agreement was no different in substance than the other MSMB Settlement Agreements, and violated the Internal Controls Memorandum, which Shkreli had signed.

88. Shkreli did not inform the Board or the Company’s auditors that the Marshall Settlement Agreement was no different in substance than the Settlement Agreements Retrophin had previously entered into for the benefit of MSMB. Indeed, he did not inform them of the Marshall Settlement Agreement at all.

89. By causing Retrophin to enter into the Marshall Settlement Agreement, Shkreli breached his duty of loyalty to the Company.

September 2013: Shkreli Causes Retrophin to Enter into a

Sham Consulting Agreement with Defrauded MSMB Investor Alan Geller

90. In or about April 2013, Alan Geller, an investor in MSMB Healthcare, contacted Shkreli and expressed dissatisfaction with how his MSMB investment had been redeemed. He also claimed that Shkreli owed him 31,500 shares of Retrophin stock personally. Shkreli asked Geller whether he would “be willing to sign a consultant agreement in connection with the issuance of the 31,500 shares…[i]t would be the quickest way to get the stock issued to you.” Ultimately, Shkreli persuaded Geller to resolve all his claims against MSMB and Shkreli via a consulting agreement with Retrophin. On or about September 20, 2013, Shkreli formalized the deal he had made with Geller by causing Retrophin to enter into a consulting agreement under which Geller was to receive a total of 331,500 shares of Retrophin stock (131,500 immediately, followed by 50,000 per quarter over the next four quarters) (the “Geller Consulting Agreement”).

91. Although the Geller Agreement contemplated performance of strategic consulting services, the true purpose of the agreement was to settle Geller’s claims against MSMB Funds and Shkreli.

92. The Geller Consulting Agreement includes a clause broadly releasing Geller’s claims against MSMB Funds and Shkreli. It is not normal for a company to include a release in a consulting agreement, and it was not Retrophin’s normal practice to include a release in consulting agreements.

93. On or about September 9, 2013, the Board was given a draft of the Geller Consulting Agreement, but Shkreli did not explain to the Board that Geller was a defrauded MSMB investor, or that the purpose of the Geller Consulting Agreement was to resolve Geller’s complaints about his MSMB investment, or that Geller was not expected to perform meaningful or sustained consulting services for Retrophin.

94. By causing Retrophin to enter into the Geller Consulting Agreement for his own benefit and for the benefit of MSMB Funds, Shkreli engaged in self-dealing and beached his duty of loyalty to Retrophin.

95. Even if the Board had been fully informed of the Geller Consulting Agreement, Shkreli would still have breached his duty of loyalty to Retrophin. The Geller Consulting Agreement is entirely unfair to Retrophin. It required Retrophin to pay out a large amount of cash and shares to satisfy obligations that did not belong to Retrophin, and provided no benefit to Retrophin other than a release of claims relating to actions that Shkreli undertook in his capacity as the manager of the MSMB Funds.

December 2013: Shkreli Causes Retrophin

to Enter into the Yaffe Consulting Agreement

to Settle a Debt that Was Not Owed By Retrophin

96. On or about September 12, 2013, Lee Yaffe e-mailed Shkreli with the subject line “Dad’s note for $250K (call me when you can).” In the body of the e-mail, Yaffe wrote “Just wanted to follow-up with you and put this to bed ASAP. . . In a perfect world would love to have you wire him back $170,000 and gift him 15,000 shares of Retrophin stock and that would fulfill the note obligation and more importantly doing the right thing and manning up as we spoke about.”

97. The debt referred to in Lee Yaffe’s email was not a Retrophin obligation.

98. On December 11, 2013, Yaffe again e-mailed Shkreli, asking whether their arrangement could be finalized, as “[m]y dad is coming to Florida next week so would be huge if I could get done and some money before he comes down.”

99. On or about December 31, 2013, Shkreli caused Retrophin to enter into a consulting agreement with Lee Yaffe under which Retrophin paid Yaffe $200,000 in cash and issued 15,000 shares of Retrophin stock to Yaffe (the “Yaffe Consulting Agreement”).

100. The purpose of the Yaffe Consulting Agreement was to settle a debt that Shkreli or an entity he controlled owed to Yaffe’s father.

101. Yaffe provided no services to Retrophin under the Yaffe Consulting Agreement, and was not expected to do so.

102. Shkreli did not inform the Retrophin Board about the Yaffe Consulting Agreement or the benefit that Shkreli obtained as a result of it.

103. By causing Retrophin to enter into the Yaffe Consulting Agreement, Shkreli engaged in self-dealing and breached his duty of loyalty to Retrophin.

December 2013: Shkreli Takes More

Fearnow Escrow Shares for Himself

104. In December 2013, Shkreli determined that the Fearnow Escrow Shares acquired by Fernandez and Tilles should be reallocated among Biestek, Fernandez and Tilles, and then sold to Shkreli pursuant to agreements that provided that Shkreli did not have to pay for the shares immediately, and could return them to Biestek, Fernandez and Tilles at his option.6

105. On or about December 26, 2013, Tilles executed a “Purchase Agreement Amendment” transferring transfer 12,500 of his 50,000 Fearnow Escrow Shares to Biestek. On or about January 21, 2014, Fernandez executed a “Purchase Agreement Amendment” transferring 25,000 of his 100,000 Fearnow Escrow Shares to Biestek. These Purchase Agreement Amendments were prepared by Retrophin’s then outside counsel. As a result of this reallocation, Biestek had 37,500 Fearnow Escrow Shares, Fernandez had 75,000 Fearnow Escrow Shares and Tilles had 37,500 Fearnow Escrow Shares.

106. Concurrently with the reallocation of Fernandez and Tilles’ Escrow Shares, Shkreli caused Fernandez, Tilles and Biestek to enter into agreements with Shkreli (prepared by Retrophin’s then outside counsel) whereby Fernandez, Tilles and Biestek agreed to sell 75,000, 37,500, and 37,500 Retrophin shares respectively to Shkreli with payment to follow at a later date (the “Forward Purchase Agreements”).

107. The Board did not authorize Shkreli to reallocate the Fearnow Escrow Shares for the benefit of himself or others, or to enter into the Forward Purchase Agreements. By

[6]	By that time, the only other Fearnow Share Recipients who still had Fearnow Escrow Shares (Doe and Mulleady) were no longer associated with Shkreli.

exercising continued control over the Fearnow Shares, and reallocating them to suit his personal interests, Shkreli misused Retrophin assets and usurped a Retrophin business opportunity in breach of his duty of loyalty to Retrophin.

February 2014: Shkreli Causes Retrophin

to Enter into a Sham Consulting Agreement

with Defrauded MSMB Investor Steven Rosenfeld

108. On March 4, 2013, Shkreli sent Steven Rosenfeld, an MSMB Healthcare investor, an email stating: “Ron Tilles informed me you’re considering legal action against our company. As a result, I must inform you that you should speak only with … [outside counsel] going forward.”

109. Retrophin’s then outside counsel and others negotiated with Rosenfeld for months over how much Retrophin stock Rosenfeld would receive to resolve his dissatisfaction with his MSMB investment. On or about May 31, 2013, Tilles told outside counsel that Rosenfeld wanted 15,000 more shares than had been previously offered him because: “[Rosenfeld s]ays he invested so his basis should be higher.” Tilles was repeating what all the parties involved already knew – that Rosenfeld would be receiving Retrophin shares because of his MSMB investment, rather than because of any services Rosenfeld would provide in the future.

110. On February 4, 2014, Rosenfeld told Retrophin’s outside counsel that he was willing to sign a consulting agreement (including a release) which contemplated him receiving 66,000 shares payable over a four quarters and $200,000. Shkreli agreed to those terms, and they became the basis of Rosenfeld’s consulting agreement.

111. On or about February 14, 2014, Shkreli caused Retrophin to enter into a “Consulting Agreement and Release” with Rosenfeld which granted Rosenfeld 66,000 shares of Retrophin stock (16,500 on March 31, 2014, followed by an additional 16,500 each quarter for the next three quarters) and $200,000 in cash (to be paid immediately) in exchange for his consulting services on “strategic and corporate governance matters” (the “Rosenfeld Consulting Agreement”).

112. Although the Rosenfeld Consulting Agreement contemplated performance of strategic and corporate governance consulting services, its true purpose was to resolve his claims against MSMB and Shkreli. Rosenfeld was not expected to perform meaningful or sustained services for Retrophin, and did not perform meaningful or sustained services for Retrophin.

113. Like the Geller Consulting Agreement, the Rosenfeld Consulting Agreement includes a clause broadly releasing his claims against MSMB Funds and Shkreli.

114. The Board was not informed of the Rosenfeld Consulting Agreement, much less that it was a concealed settlement of Rosenfeld’s MSMB claims.

115. By causing Retrophin to enter into the Rosenfeld Consulting Agreement for his own benefit and for the benefit of MSMB Funds, Shkreli engaged in self-dealing and beached his duty of loyalty to Retrophin.

116. Even if the Board had been informed of the Rosenfeld Consulting Agreement, Shkreli would still have breached his duty of loyalty to Retrophin. The Rosenfeld Consulting Agreement is entirely unfair to Retrophin. It required Retrophin to pay out a large amount of cash and shares to satisfy obligations that did not belong to Retrophin, and provided no benefit to Retrophin other than a release of claims relating to actions that Shkreli undertook in his capacity as the manager of the MSMB Funds.

117. Following Shkreli’s resignation, Retrophin terminated the Rosenfeld Consulting Agreement. As a result, Retrophin did not issue the final lot of 16,500 shares. However, Rosenfeld has commenced an action against Retrophin for breach of the Consulting Agreement, seeking $1,650,000 in damages.

March 2014: Shkreli Causes Retrophin to Enter

into a Sham Consulting Agreement with Defrauded

MSMB Investor (and SEC Complainant) Darren Blanton

118. Beginning as early as 2012, MSMB Capital investor Darren Blanton expressed dissatisfaction with his MSMB investment and its redemption, ultimately complaining to the SEC. Shkreli eventually persuaded Blanton to resolve his MSMB claims via a consulting agreement with Retrophin dated March 6, 2014, under which Blanton was to receive 200,000 shares of Retrophin stock in a lump sum (the “Blanton Consulting Agreement”).

119. Shkreli originally contemplated a different resolution. In or about August 2013, at Shkreli’s direction, Retrophin’s then outside counsel drafted an option agreement whereby Shkreli would transfer 100,000 of his own Retrophin shares to Blanton in exchange for a nominal sum and a consulting agreement which contained a release of Shkreli and the MSMB Funds. Similarly, at Shkreli’s direction, Retrophin’s then outside counsel subsequently drafted a settlement agreement in which Retrophin (not Shkreli) would issue Blanton 100,000 shares in exchange for releases of Shkreli, the MSMB Funds, and Retrophin. The draft explicitly referenced the “liquidation” of the MSMB Funds.

120. As of December 2013, Shkreli had not executed any agreement with Blanton, and was concerned about the SEC Investigation. Shkreli believed Blanton was the reason for the SEC’s increased pressure, and wanted to get Blanton Retrophin stock in the hope that Blanton would recant his complaint to the SEC.

121. On or about December 30, 2013, Retrophin’s then outside counsel spoke to one of Blanton’s employees, who advised them that based on Blanton’s role and prior investment Blanton would like to receive an additional 200,000 shares of unrestricted Retrophin stock.

122. On February 17, 2014, Retrophin’s outside counsel reached agreement with Blanton on deal terms: Retrophin would give Blanton 200,000 shares of Retrophin stock in an agreement documented as a “consulting agreement.” Shkreli entered into that agreement on behalf of Retrophin two weeks later.

123. Although the Blanton Consulting Agreement contemplated performance of strategic and corporate governance consulting services, its true purpose was to settle Blanton’s claims against MSMB Funds and Shkreli concerning the returns on his MSMB investment. Blanton was not expected to perform meaningful or sustained services for Retrophin, and did not perform meaningful or sustained services for Retrophin.

124. Like the Geller and Rosenfeld Consulting Agreements, the Blanton Consulting Agreement includes a clause broadly releasing MSMB Funds and Shkreli.

125. The Board was not informed of the Blanton Consulting Agreement, much less that it was a concealed settlement of Blanton’s MSMB claims.

126. By causing Retrophin to enter into the Blanton Consulting Agreement for his own benefit and for the benefit of the MSMB Funds, Shkreli engaged in self-dealing and beached his duty of loyalty to Retrophin.

127. Even if the Board had been informed of the Blanton Consulting Agreement, Shkreli would still have breached his duty of loyalty to Retrophin. The Blanton Consulting Agreement is entirely unfair to Retrophin. It required Retrophin to pay out a large amount of cash and shares to satisfy obligations that did not belong to Retrophin, and provided no benefit to Retrophin other than a release of claims relating to actions that Shkreli undertook in his capacity as the manager of the MSMB Funds.

April 2013-September 2014: Shkreli Uses

and Attempts to Use Retrophin Assets to

Resolve a Personal Obligation to Thomas Koestler

128. Much as he used Retrophin assets to resolve the claims of MSMB investors, Shkreli used Retrophin assets to resolve an obligation he owed personally to Thomas Koestler.

129. On April 16, 2012, Shkreli promised to transfer 35,000 Class A Common Units of Retrophin, LLC to Thomas Koestler to induce him to invest in the company and signed a “Transfer and Donee Representation Letter” memorializing that commitment.

130. Soon after executing this letter, Shkreli sought to renege on the agreement, because he thought he had made a bad deal.

131. After the Reverse Merger, Koestler began to press Shkreli to make good on his obligation.

132. In January 2013, Shkreli responded to an inquiry on behalf of Koestler by stating that “[t]he general consensus is I will have to transfer the shares personally. The difficulty in that is it will look as if I have sold the stock to Tom. . . . I have CCed my attorney – it would be good if I could transfer the shares. It adds up to 175,000 shares, the value of which today is about $700,000.”

133. On or about April 10, 2013, Shkreli caused Biestek to transfer 20,000 of his Fearnow Escrow Shares to Koestler in partial satisfaction of Shkreli’s obligation to Koestler.

134. Koestler was not satisfied, reminding Shkreli that he was entitled to 35,000 shares at the post-Reverse Merger multiple (i.e., 175,000 shares) and that Shkreli therefore owed him another 155,000 shares.

135. On or about April 9, 2014, Koestler’s attorney sent Shkreli a letter threatening litigation if Koestler did not receive the 155,000 shares he was owed pursuant to the “Transfer and Donee Representation Letter.”

136. Later that month, Shkreli had Retrophin’s outside counsel ask Koestler’s counsel if Koestler would enter into a consulting agreement in order to obtain the 155,000 shares. While Koestler quickly agreed to the terms of a consulting agreement, Shkreli delayed signing the agreement and left the Company before it was executed.7 But that does not mean Retrophin is off the hook. Koestler has commenced an arbitration against Retrophin and Shkreli seeking the 155,000 shares.

137. The Fearnow Shares were a corporate opportunity of Retrophin, and Shkreli did not have the right to use his position with Retrophin to induce Biestek to give up Retrophin shares he acquired as a result of his relationship with Retrophin. Nor did Shkreli have the right to negotiate a consulting agreement in Retrophin’s name to pay off a personal obligation to Koestler.

138. The Retrophin Board was not informed of Shkreli’s use of Fearnow Escrow Shares to pay Koestler or of Shkreli’s efforts to negotiate a consulting agreement with Koestler in order to pay off a personal obligation he owed to him.

2012-2013: Shkreli’s Use of Retrophin

Funds to Pay MSMB’s Debts to Vendors

139. In 2011 and 2012, MSMB Management owed Paul Weiss $429,936 for legal services. In December 2013, Shkreli caused Retrophin to pay Paul Weiss $165,000 to settle MSMB Management’s debt.

140. In 2012, MSMB Management owed Catalyst Advisors $171,000 for recruiting services. In August 2013, Shkreli caused Retrophin to pay Catalyst Advisors $75,000 to settle MSMB’s Management debt.

[7]	During this same period, Shkreli caused a settlement agreement concerning compensation allegedly owed to Kevin Mulleady to be drafted as a consulting agreement, even though the parties did not contemplate that Mulleady would be providing consulting services of any significance. The consulting agreement called for Mulleady to receive $200,000 plus $1 million in Retrophin common stock. Also during this period, Shkreli negotiated a consulting agreement with Robert Johnson, a defrauded MSMB Healthcare investor. The draft consulting agreement called for Johnson to receive 50,000 shares of Retrophin stock in exchange for “leadership consulting services.” Fortunately, as of the time of Shkreli’s resignation, neither of these agreements had been executed.

141. In 2012, MSMB Management owed R.R. Donnelley approximately $30,000 for printing services. In December 2013, Shkreli caused Retrophin to pay R.R. Donnelley $10,550 to settle MSMB’s Management debt.

142. In 2011, MSMB Capital owed Gerson Lehrman $70,000 for advising services. In February 2013, Shkreli caused Retrophin to pay Gerson Lehrman $70,000 to settle MSMB’s Capital’s debt.

143. On one or more occasions in 2012, Shkreli caused Retrophin to pay Katten Muchin Rosenman LLP a total of at least $563,380 for legal services provided to the MSMB Funds.

144. Shkreli did not seek Board approval before causing Retrophin to pay these MSMB obligations.

March 2013-April 2014: Shkreli Causes Retrophin

to Sue John Doe and Succeeds in Obtaining Doe’s

Fearnow Escrow Shares for Himself (with Retrophin Footing the Bill)

145. John Doe was an employee of MSMB Funds until approximately November 2012. Although he was never employed by Retrophin, he was one of the Fearnow Share Recipients. Doe’s purchase agreement with Fearnow entitled him to receive 400,000 Fearnow Shares, 50,000 of which were held “in escrow” pending Retrophin’s payment of the purchase price for the Reverse Merger (the “Doe Escrow Shares”).

146. Doe stopped communicating with Shkreli soon after receiving his Fearnow Shares, and started to sell the Fearnow Shares he had received, angering Shkreli. On December 29, 2012, Shkreli tried to contact Doe, who rebuffed him.

147. On January 2, 2013, Shkreli sent a demand letter to Doe accusing him of reneging on his agreement to continue to work with Shkreli in exchange for receiving Fearnow Shares. The email attached an agreement, drafted by Retrophin’s then outside counsel, which provided that Doe would sell his 400,000 Fearnow Shares (the 350,000 shares he had received plus the 50,000 Escrow Shares) to Shkreli for $0.0001 per share. Shkreli demanded that Doe sign the agreement or face litigation. Retrophin’s outside counsel thereafter began negotiating with Doe to sell his Fearnow Shares to Shkreli at a below-market price. The negotiations were unsuccessful.

148. In March 2013, at Shkreli’s direction, Retrophin commenced a lawsuit against Doe in New York Supreme Court in Retrophin’s name (the “Doe Action”).

149. Shkreli subsequently caused Retrophin to file a Verified Amended Complaint against Doe, which confirmed that the Fearnow Shares represented a Retrophin corporate opportunity. Specifically, the Verified Amended Complaint contained the allegation that Retrophin had facilitated the “unique, exclusive opportunity” for Doe to acquire Fearnow shares at a deeply discounted price, based on Doe’s alleged representations that he was “committed to [Retrophin’s] growth and development.” The Verified Amended Complaint went on to allege that, if Doe had not made such representations, “[Retrophin] never would have facilitated this unique and valuable stock opportunity for [Doe], and instead would have facilitated this opportunity for another person who, unlike [Doe], was truly committed to Plaintiff.”

150. While the Doe Action was pending, Doe contacted Michael Fearnow and attempted to have the Doe Escrow Shares transferred to him. Fearnow forwarded the email chain to Shkreli, who contacted Retrophin’s then outside counsel. Retrophin’s counsel confirmed to Shkreli that they had caused Retrophin to put a stop transfer on Doe’s Escrow Shares. In February 2014, when Doe again contacted Fearnow, Retrophin’s counsel reminded Fearnow and his lawyer that “there is a stop transfer at the transfer agent. As such, the transfer agent is not able to process a transfer of the stock.” The purpose of the stop transfer – imposed without consultation with the Board – was to further Shkreli’s efforts to obtain the Doe Escrow Shares for himself. It did not protect Retrophin, which was not seeking the return of the Fearnow Shares in the Doe Action.

151. In January 2014, Doe filed an affidavit in the Doe Action in which he averred that Shkreli had hacked into his personal email and social media accounts. The affidavit described a year-long campaign of harassment by Shkreli against Doe, his family, and his new employer. The campaign included a letter that Shkreli sent to Doe’s wife saying, “I hope to see you and your four children homeless and will do whatever I can to assure this.” Shkreli contacted Doe’s 14 and 16 year-old sons on Facebook, and told one of them that Doe had “betrayed” Shkreli and “stole $3 million from me.” Doe’s affidavit included police reports showing that Doe had reported Shkreli to the police on December 27, 2013. Doe sought discovery on his hacking allegations.

152. Soon thereafter, Shkreli personally negotiated a settlement with Doe pursuant to which Retrophin would abandon the case against Doe, and Shkreli would acquire Doe’s 50,000 Fearnow Escrow Shares for $100,000. Shkreli also agreed that Retrophin would pay Doe $65,000 to “clarify” prior statements Doe had made to a reporter.

153. At the March 20, 2014 Board meeting, Shkreli misrepresented to the Board that the 50,000 Doe Escrow Shares had previously been his and that Doe had been a former employee of Retrophin.

154. Contrary to these misrepresentations, Doe was not a former employee of Retrophin; he was a former employee of MSMB Healthcare. The 50,000 shares in question had not belonged to Shkreli originally. As Shkreli knew perfectly well, they had previously belonged to Troy Fearnow.

155. There is no indication that the Board was told that Retrophin was the plaintiff and had incurred hundreds of thousands of dollars in legal fees (plus over $367,000 on private investigators to track Doe and to send Shkreli daily reports on his activities) but was receiving nothing for Doe’s alleged failure to adhere to the promises that induced Retrophin to allocate Fearnow Shares to him. Nor is there any indication in the minutes that the Board was told that $100,000 of the settlement was specifically earmarked as the price for Shkreli’s acquisition of the 50,000 Doe Escrow Shares.

156. The Doe Settlement was subsequently effected via three documents. A “settlement agreement” provided for a $100,000 payment by Retrophin and an exchange of releases, but made no mention of the share transfer. The share transfer appeared in a separate “assignment agreement” between Doe and Shkreli, to which Retrophin was not a party. A “letter agreement” provided for the separate $65,000 payment. Shkreli executed the “settlement agreement” and the “letter agreement” with Doe on behalf of Retrophin.

157. By causing Retrophin to pay a large sum of money on his behalf, without full and fair disclosure to the Board, Shkreli violated his duty of loyalty to Retrophin. The Doe shares obtained by Shkreli are worth over $1.4 million at current market prices, and are subject to disgorgement under Delaware law.

June 2013-September 2014: Shkreli Uses the Su and Huang

Actions to Obtain More Retrophin Shares for Himself (with Retrophin

Again Footing the Bill) and Saddles Retrophin with the Schwab Action

158. In November and December 2012, Shkreli transferred 25,000 common shares of Retrophin to Jackson Su, who was then Retrophin’s Chief Operating Officer, and 15,000 common shares of Retrophin to Chun Yi Huang, who was then Retrophin’s Vice President of Business Development, from his personal holdings.8

[8]	Prior to the Reverse Merger, Shkreli owned the lion’s share of Retrophin stock (approximately 515,551 shares, representing over 55% of Retrophin’s common stock prior to the Reverse Merger).

159. In December, 2012, as part of the Reverse Merger, the shares Su received from Shkreli together with the rest of his shares were exchanged for 126,388 restricted shares in the post-merger entity (the “Su Shares”). The shares Huang received from Shkreli together with the rest of his shares were exchanged for 78,644 restricted shares in the post-merger entity (the “Huang Shares”).

160. In or about December 2012, Su and Huang voluntarily left Retrophin.

161. In or about the spring of 2013, Su and Huang separately sued Retrophin and others for allegedly unpaid compensation and benefits (the “Su Action”; the “Huang Action”).

162. In or around June 2013, Retrophin’s then outside counsel instructed Retrophin’s transfer agent to put a “stop transfer” order on the Su and Huang Shares. It ordered the stop transfer in consultation with Shkreli in order to facilitate Shkreli’s efforts to obtain the Su and Huang Shares for himself.

163. On August 7, 2013, outside counsel, acting at Shkreli’s direction, sent an email to Su’s and Huang’s counsel (both were represented by the same lawyer), offering to settle the Su Action for a total of $157,108: $37,500 in unpaid compensation, $11,970 in unpaid healthcare benefits, and $107,638 to surrender the Su Shares that originally came from Shkreli to Shkreli. In the same communication, outside counsel offered to settle the Huang action for a total of $95,370: $25,000 in unpaid compensation, $11,387 in healthcare benefits, and $58,983 to surrender the Huang Shares that originally came from Shkreli to Shkreli. Su’s and Huang’s counsel agreed to the proposal, and the parties began to work on settlement agreements.

164. In December 2013, on or around the one-year anniversary of the Reverse Merger, Su and Huang separately instructed their broker, Schwab, to sell their Retrophin shares. Schwab’s sale was aborted as a result of the stop transfer order. Schwab allegedly suffered $2.2 million in losses in covering its open position, and sued Retrophin, Su, Huang, and Retrophin’s transfer agent in federal court (the “Schwab Action”).

165. Despite knowing of Schwab’s claim against Retrophin, Shkreli caused Retrophin to make a motion in the Su Action to enforce the settlement proposal that Su’s counsel had agreed to the previous August.

166. The arbitrator in the Su Action ruled that Su was bound by the settlement agreed to by his counsel. As a result, on July 1, 2014, Shkreli caused Retrophin to pay Su $161,208, representing $37,500 in unpaid salary, $11,900 in unpaid healthcare benefits, $4,100 in arbitration fees, and $107,638 for all the Su Shares (not just those that had originally come from Shkreli). The Su Shares were cancelled by Retrophin’s transfer agent and reissued to Shkreli. The Su Shares were then worth $1,555,836, and are now worth more than $3.7 million.

167. The Su settlement was entirely unfair to Retrophin. Shkreli caused Retrophin to pay a large sum of money to benefit Shkreli. Further, by taking all the Su Shares for himself, Shkreli made the Su Shares unavailable to use towards settlement with Schwab.

168. Shkreli did not fully disclose his self-interest in the Su settlement to the Board.

169. Because of Shkreli’s determination to manage the Su and Huang Actions in a manner that advanced his self-interest, two relatively minor employment claims gave rise to a third litigation. While Shkreli obtained a windfall, Retrophin has incurred, or is continuing to incur, legal fees in defending the Su, Huang and Schwab Actions.

170. Any damages that Retrophin is forced to pay to Su or Huang in the Schwab Action, whether through settlement or final judgment, and all attorneys’ fees and costs incurred by Retrophin in defending the Schwab Action, are due to Shkreli’s decision to block the sale of Su and Huang’s shares for his own benefit and without consulting with Retrophin’s Board.9

March 2014-May 2014: The Lock-Up

Agreement and the Noteholders Settlement

171. In early 2014, Retrophin arranged to carry out a convertible note offering using Barclays as its exclusive placement agent (the “Convertible Note Offering”). Retrophin agreed in its engagement letter with Barclays, dated March 7, 2014, that its directors and officers would not sell any shares of Retrophin stock for 60 days following the closing of the note offering.

172. In its private placement memorandum (“PPM”), dated May 28, 2014, Retrophin represented to investors that its directors and officers had signed the lock-up agreements. The note purchase agreements with individual investors incorporated the provisions of the PPM.

173. Shkreli was aware of and approved these agreements and Retrophin’s representations.

174. All of Retrophin’s directors and officers who were asked to – except Shkreli – signed the lock-up agreements. Shkreli refused.

175. Shkreli knew as early as April 2014 that he had a margin call on one of his personal brokerage accounts which might require him to sell Retrophin common stock around the time of the closing of the Convertible Note Offering. Yet Shkreli did not inform the Board of that impending sale, or of the possibility that he would not enter into a lock-up agreement.

[9]	Schwab’s claims have been dismissed, but Su and Huang’s cross claims are still pending, as is the Huang Action.

176. On the same day as the closing of the Convertible Note Offering, Shkreli sold 292,400 shares of Retrophin stock as a result of a margin call, in flagrant disregard of the Company’s representations and agreements.

177. Shkreli knew his sale of Retrophin shares violated Retrophin’s representations and agreements. In refusing to execute the lock-up agreement, and selling Retrophin shares during the lock-up period, Shkreli put his personal interests above those of Retrophin and acted in bad faith.

178. As a result of Shkreli’s misconduct, the noteholders threatened to sue Retrophin for breach of the lock-up covenant.

179. On June 25, 2014, Retrophin’s Board approved a settlement with the noteholders whereby Retrophin agreed to issue 401,047 restricted shares of Retrophin common stock to the investors in exchange for a release of any claims against Retrophin.

180. By causing Retrophin to violate the lock-up associated with the Convertible Note Offering, Shkreli breached his duty of loyalty to Retrophin.

181. But for Shkreli’s misconduct, Retrophin would not have had to issue the 401,047 shares to the investors. The current market value of these shares is more than $11.8 million.

The Oversight Committee’s Internal Investigation

182. In the aftermath of Shkreli’s departure, the Company’s Board of Directors asked Retrophin’s current outside legal counsel to investigate certain settlement and consulting agreements that were entered into during Shkreli’s tenure.

183. In or about January 2015, the Board appointed an Oversight Committee of the Board (the “Oversight Committee”) and delegated to the Oversight Committee the independent and plenary authority to oversee and direct the Investigation and make findings and decisions related to the Investigation.

184. The results of the Oversight Committee’s Investigation were publicly disclosed in a Form 8-K that the Company filed with the SEC on February 20, 2015.

185. The Company disclosed that Shkreli had engaged in certain related-party transactions, including many of the transactions described in this Complaint. Specifically, the Company disclosed that Shkreli had engaged in related-party transactions that were designed to cause Retrophin to cover obligations to his MSMB investors and to enrich himself at the expense of Retrophin.

186. But for Shkreli’s misconduct, the Board and the Oversight Committee would not have had to conduct the Investigation.

187. Retrophin incurred legal, accounting and other fees in connection with the Investigation.

FIRST CLAIM FOR RELIEF

BREACH OF THE DUTY OF LOYALTY

188. The allegations in ¶¶1-187 above are incorporated by reference herein.

189. Shkreli owed Retrophin a duty of loyalty by virtue of his position as Retrophin’s President or CEO and as a member of the Board.

190. Shkreli breached his duty of loyalty to Retrophin in the following ways:

(a) by causing Retrophin to enter into the Rosenwald, Kocher, Hassan, Spielberg, Geller, Lavelle, and Marshall Settlement Agreements for the benefit of Shkreli and his MSMB Funds. As a result of these agreements, Retrophin paid $2,503,711 in cash, is owed over $200,000 in interest, issued 11,000 Retrophin shares to MSMB investors, and lost the opportunity to recover an additional 47,610 shares, resulting in a benefit to Shkreli and his MSMB Funds of more than $4.2 million (at current market prices).

(b) by causing Retrophin to enter into the Geller, Rosenfeld, and Blanton Consulting Agreements for the benefit of Shkreli and his MSMB Funds. As a result of these agreements, Retrophin paid $200,000 in cash and issued 581,000 shares to MSMB investors, resulting in a benefit to Shkreli of over $17.3 million (at current market prices), and is embroiled in an arbitration with Rosenfeld in which Rosenfeld is seeking $1,650,000.

(c) by using his position as a director and officer of Retrophin to allocate and re-allocate the Fearnow Shares so as to benefit himself and MSMB Funds at the expense of Retrophin, including:

(i) causing Thomas Fernandez and Kevin Mulleady to transfer a total of 450,000 Retrophin shares to him in return for Fearnow Shares;

(ii) causing Biestek, Sullivan, and Vaino to transfer 127,128 Fearnow Shares to Rosenwald and Kocher in satisfaction of claims Rosenwald and Kocher had against Shkreli and MSMB;

(iii) causing Vaino to transfer 2,872 Fearnow Shares to Shkreli;

(iv) causing Biestek to transfer 20,000 Fearnow Shares to Koestler to satisfy a debt that Shkreli owed personally to Koestler;

(v) causing Biestek, Fernandez and Tilles to enter into the Forward Purchase Agreements.

(d) by causing Retrophin to pay cash to himself, Biestek, and Fernandez so that he would not have to invest $731,778 of his own funds in the February PIPE, and by using PIPE proceeds in contravention of the terms of the Securities Purchase Agreement to fund investments by Shkreli, Biestek and Fernandez, resulting in an additional benefit to Shkreli alone of $360,000 in cash and 180,000 Retrophin shares and warrants worth more than $5.3 million (at current market prices).

(e) by causing Retrophin to recharacterize a $900,000 equity investment in Retrophin by MSMB Healthcare as a loan, by causing Retrophin to repay that “loan” with interest, by causing Retrophin to pay $1,500 directly to Merrill Lynch, and by causing Retrophin to pay him a cash advance of $575,000, all in order to satisfy obligations he and MSMB Capital owed to Merrill Lynch, resulting in a benefit to Shkreli of $1,629,500.

(f) by causing Retrophin to enter into the Yaffe Consulting Agreement, as a result of which Retrophin paid $200,000 in cash and issued 15,000 shares to Yaffe, resulting in a benefit to Shkreli of more than $600,000 (at current market prices).

(g) by offering Thomas Koestler a consulting agreement for 155,000 shares, thus embroiling Retrophin in an arbitration in which Koestler is seeking 155,000 shares.

(h) by causing Retrophin to pay $883,930 to settle bills issued to him or MSMB Funds by R.R. Donnelley, Paul Weiss, Katten, Gerson Lehrman, and Catalyst, resulting in a benefit to Shkreli of $320,550.

(i) by causing Retrophin to commence a litigation against Doe in order to coerce Doe into giving Shkreli Doe’s Fearnow Shares, and by causing Retrophin to enter into a settlement with Doe whereby Retrophin paid $100,000 and Doe delivered 50,000 shares to Shkreli, resulting in a benefit to Shkreli of more than $1.4 million (at current market prices).

(j) by causing Retrophin to enter into a settlement with Jackson Su whereby Retrophin paid $107,638 and Shkreli received 126,388 shares, resulting in a benefit to Shkreli of more than $3.7 million (at current market prices).

(k) by causing Retrophin to impose “stop transfer” orders on the Su Shares and the Huang Shares, thereby exposing Retrophin to liability in the Schwab Action and causing Retrophin to incur substantial legal fees.

(l) by causing Retrophin to violate the lock-up associated with Retrophin’s Convertible Note Offering which caused the Company to deliver 401,047 shares of Retrophin stock to settle the noteholders’ claims against Retrophin, which have a value of over $11.8 million (at current market prices).

(m) by causing Retrophin to incur the costs of the Investigation.

191. Shkreli did not fully inform the Board of the self-dealing nature of these transactions, if he informed the Board about them at all. To the limited extent these transactions were approved by the Board, Shkreli did not recuse himself from the Board’s vote. But even if the Board had been fully informed of the self-dealing nature of these transactions, they would still constitute a breach of his duty of loyalty to Retrophin. These transactions were entirely unfair to Retrophin. They conferred substantial financial benefits on Retrophin’s already highly-compensated founder at Retrophin’s expense and provided no benefit to Retrophin other than a release of claims relating to actions that Shkreli undertook in his capacity as the manager of the MSMB Funds.

192. Retrophin seeks actual and consequential damages, an accounting of the profits received by Shkreli and the MSMB Funds, disgorgement of those profits, punitive damages, and its costs and attorneys’ fees, including without limitation the costs of the Investigation.

SECOND CLAIM FOR RELIEF

BREACH OF FIDUCIARY DUTY (FAITHLESS SERVANT)

193. The allegations in ¶¶1-192 above are incorporated by reference herein.

194. Under the faithless servant doctrine, an employee is not entitled to any compensation paid to him or granted to him during the time that he engaged in conduct that constituted a breach of the duty of loyalty, and an employer is entitled to recover all such compensation paid to the employee.

195. As set forth above, starting in 2012, Shkreli repeatedly engaged in misconduct, acted unfaithfully and adversely to Retrophin, and breached his fiduciary duties to Retrophin.

196. Shkreli’s misconduct and unfaithfulness permeated his service to Retrophin in its most material and substantial part.

197. Shkreli was awarded substantial compensation by the Company during the period of his disloyalty including, but not limited to: substantial cash compensation, 1,605,570 shares of Retrophin stock, a grant of 1,080,000 time based options to purchase Retrophin stock (the “December 2013 Option Agreement “) and a grant of 400,000 options (half time based and half performance based) to purchase shares of Retrophin stock (the “February 2014 Option Agreement”).

198. Pursuant to the faithless servant doctrine, Retrophin seeks disgorgement by Shkreli of all compensation and benefits paid to him during the period of his disloyalty, including salary, stock, and options.

THIRD CLAIM FOR RELIEF

UNJUST ENRICHMENT

199. The allegations in ¶¶1-198 above are incorporated by reference herein.

200. When he created Retrophin in 2011, Shkreli caused the company to enter into an Incentive Unit Agreement with him granting him 321,660 Class B Incentive Units.

201. Soon thereafter, Shkreli gifted 10,000 of those Class B Incentive Units to Edward Sullivan via a Donee Representation Letter dated as of March 31, 2011.

202. Despite Shkreli’s transfer, Retrophin’s capitalization table continued to show that Shkreli still held 321,660 Class B Incentive Units. In other words, while the capitalization table credited Sullivan with 10,000 Class B Incentive Units, the 10,000 shares were not removed from Shkreli’s holdings on the capitalization table.

203. Shkreli thus received 10,000 shares to which he was not entitled.

204. A similar mistake happened the next year. In or about November and December 2012, Shkreli and other Retrophin employees worked frantically to finalize Retrophin’s capitalization table before the Reverse Merger. While exchanging draft capitalization tables during that period, a Retrophin employee mistakenly changed the capitalization table to show that Shkreli held 10,000 shares more than he actually did.

205. Shkreli thus received an additional 10,000 shares to which he was not entitled.

206. Shkreli controlled Retrophin’s capitalization tables in 2011 and 2012.

207. These errors were not corrected on Retrophin’s capitalization table, and Shkreli received 100,000 common shares of Retrophin in the Reverse Merger to which he was not entitled (i.e., 20,000 x 5).

208. The doctrine of unjust enrichment allows a party to recover money paid by mistake or property issued by mistake.

209. As set forth above, Retrophin mistakenly issued Shkreli 100,000 shares of Retrophin in connection with the Reverse Merger.

210. Retrophin seeks the return of those 100,000 shares or compensatory damages. At current market prices, the shares are worth more than $2.9 million.

PRAYER FOR RELIEF

WHEREFORE, Retrophin demands judgment against Defendant Martin Shkreli as follows:

1)	damages on its first cause of action in an amount to be determined at trial, but which exceeds $65 million, representing $5.6 million in cash and the current market value of over 2 million shares of stock;

2)	disgorgement of all monies paid and stock or options granted to Shkreli during the time that he engaged in conduct that constituted a breach of his duty of loyalty to Retrophin;

3)	return of the 100,000 shares which Retrophin mistakenly issued to Shkreli, or compensatory damages on its third cause of action in an amount to be determined at trial, but which exceeds $2.9 million;

4)	punitive damages;

5)	prejudgment interest on these claims as may be permitted by law;

6)	compensable costs, disbursements, and attorneys’ fees; and

7)	such other relief as is just and proper.

Dated:	New York, New York	Respectfully submitted,
August 17, 2015
COOLEY LLP

		By:	/s/ Celia Goldwag Barenholtz
Celia Goldwag Barenholtz
Ian Shapiro

1114 Avenue of the Americas
New York, New York 10036
		Phone:	(212) 479-6000
		Email:	cbarenholtz@cooley.com
ishapiro@cooley.com

Attorneys for Plaintiff Retrophin, Inc.